Exhibit 10.1

Group Secondment Agreement

Party A: Shandong Missile Biological Products Pty Co Ltd.
Party B: Shandong Institute of Biological Products

In order to safeguard the legitimate rights and interests of Shandong Missile Biological Products Co., Ltd (Party A: Entity that rely on the provision of the secondment agreement) and Shandong Institutes of Biologic Products (Party B: a government unit providing the seconded staff)Cand its staff, and define the rights and obligations of the two parties in accordance with "the Memorandum of Shandong Missile Biological Products Pty Ltd.", "the Article of Association of Shandong Missile Biological Products Pty Co., Ltd"( "Memorandum" "Article"), under the relevant law and regulation in accordance with the " Regulations on Labor Contract of Shandong Province", both Parties shall observe the principle of equality, voluntariness and unanimity through consultation, agree to sign this agreement and abide by all items.

1. This agreement is supplementary and improvement to the relevant clauses of the "Memorandum". It is a supplementary document. Upon signing of this agreement with respect to the employment of labor and secondment arrangement, it becomes legally binding. From the effective day, Party B entrusts Party A to manage workers of Party B. Workers from Party B working in Party A will not change his/her employment relationship with the Party B. Workers are stilling working for Party B but under Party A’s management.

2. Except those approved by Department of Health of Shandong Province for backup and other purpose (including those eligible for voluntary early retirement), all workers (including early retired workers) shall work in Party A (except those refuse to agree on that arrangement). Party A shall make appropriate arrangement for those seconded workers. After consultation, a list of seconded workers is attached.

3. The term of this agreement is effective from October 28, 2002

4. Production, Job Assignment and Condition
4.1 According to the requirement of Party A in respect of research, production, operation and the relevant work stipulated by the relevant production process and responsibility, Party B agrees to follow and complete the tasks and target set by Party A.
4.2 Party A shall provide the workers of Party B hygenic working environment and necessary labour protection facility according to the work he is assigned, conforming to the requirement stipulated by the government regulation and give regular body check-ups to workers engaging in hazardous jobs.

5. The obligation and right of Party A
5.1 The obligation
5.1.1 Follows the law, rules and policy requirement, respects workers, creates enterprise environment good for workers and safeguards the legitimate rights of Party B’s workers’.

5.1.2 Provide education and training to Party A’s workers in respect of abiding the laws, professional ethics, occupational technique and skills, safe production and regulations of Party A. Ensure that the workers enjoy their rights and perform their obligations.
5.1.3 Establish comprehensive labor union that protect and secure the legitimate rights and interests of workers according to laws.
5.1.4 According to the relevant regulations of the Country, Province, Taian City and "Memorandum", Party A shall pay the reward for labor in cash on a monthly basis to those seconded workers. According to policy practice, Party A shall, on time, pay Party B sufficient amount and the social security insurance, like retirement insurance, hospitalization insurance, unemployment insurance, lodging reserve and education fund etc. Party B shall then pay the relevant insurance to respective government offices in the same manner.
5.1.4.1 The total amount wages of the seconded workers (except senior staff) is no less than the present file wages provided by the Department of Health. Subject to the average file wages of December 2001.
5.1.4.2 In principle, the personal income will not less than that of his/her current earning under the condition that worker follows the regulations of Party A and complete the task assigned in the same or similar position. If because of the change of position, the personal income shall not less than 80 percent of average file wages. For those early retired, Party A shall extend appropriate help.
5.1.4.3 Party A shall pay Party B, on time, the full amount of the basic premium of the relevant social security insurance according to the national, provincial or local standard of the seconded workers for a business enterprise. Party B shall in turn pay to the relevant government offices in the manner that is applicable to Party B status as a government unit.
5.1.4.4 In case there is an adjustment of wages and subsidy policy of government unit, Party A shall adjust the total and personal wages of the seconded staff accordingly.
5.1.5 Party A must strictly follow the national regulation on working hours. If needs arise in production and operations, Party A may reasonably extend the working hours after consulting the labor union and the seconded workers. However, Party A shall not violate the provisions of the law and pay the overtime wages according to rules. Party A shall pay the workers wages at a rate higher than that for normal working hours according to the following standards in one of the following cases:
5.1.5.1. To pay no less than 150 percent of the usual wage for working overtime;
5.1.5.2 To pay 200 percent of the usual wage for work during rest days if it could not be compensated by another rest day.
5.1.5.3 To pay 300 percent of the usual wage for working in statutory holidays.
5.1.6 Party A take relevant responsibility and corresponding expenses of a healthy seconded worker for job injuries and occupational diseases during the secondment period.
5.1.7 Party A shall not return the seconded worker to Party B if any of the following cases occur:
5.1.7.1. During the secondment period, the seconded worker was found loss totally or partially the capabilities of work due to occupational disease or job injuries;
5.1.7.2. The seconded worker is in the period of treatment for diseases or injuries relating to his job;
5.1.7.3. A female seconded worker is in the pregnancy, lying-in and breast-feeding period;

5.2 Rights of Party A
5.2.1 According to Party A’s regulations which meet the laws of the nation, Province and local, Party A shall administrate and penalize the seconded workers of Party B.
5.2.2 According to production requirement, Party A shall direct the seconded worker to change the his position and assign other temporary and special task (lawful) on a reasonable basis.
5.2.3 Party A may return the seconded worker to Party B if any of the following cases occurs:
5.2.3.1 has seriously violated discipline or the rules and regulations of Party A.
5.2.3.2 has committed serious dereliction of duty or resorted to deception for personal gains and caused serious losses to the interests of Party A.
5.2.3.3 has been affixed with criminal responsibility due to damage to Party A’s interest.
5.2.3.4 after treatment of disease or non-job injuries is unable to resume the original job or other job arranged by the Party A.
5.2.3.5 is not competent for the job assigned to him and still falls short of the standards even after being trained or given other jobs. If the return of the seconded worker due to clauses 5.2.3.4 and 5.2.3.5, Party A shall serve a written notice to Party B and the seconded worker 30 days in advance.

6. The obligation and rights of Party B 6.1 Obligation of Party B
6.1.1To educate its seconded workers to observe the discipline and law, safeguard the rights and interest of Party A.
6.1.2When there is labour dispute arises between the Party A and seconded workers of Party B, Party B shall assist Party A’s labor union to resolve the dispute.
6.1.3Party B, as the employer, shall take part in the labor dispute legal procedure triggered off by the Party B’s worker.
6.2 Obligation of Party B’s workers
6.2.1 Workers should take part in the education and training organized by Party A, such as professional ethics and occupational technique. Workers should follow labour safety and health regulations; observe labor discipline and maintain professional ethics.
6.2.2 Workers should fulfill job assignment and consistently improve their skills.
6.2.3 Workers should follow the regulation and rules of Party A; obey the management of Party A.
6.2.4 Keeping technical and commercial secrets.
6.2.5 Fulfilling the requirement of laws, regulations and other requirements as stipulated in relevant agreements.
6.2.6 Seconded workers shall not be absent without excuse if one of the following cases occurs:
6.2.6.1 have not attained the agreed period of service after Party A paying for the training fee.
6.2.6.2 has not completed the task when he.she is engage a critical position of an important research or job assignment.
6.2.6.3 he/she is in the process of compensating the economic loss caused by himself/herself.
6.3 The rights of Party B (seconded workers)
6.3.1 Safeguarding the legitimate rights of Party B and it seconded workers
6.3.2 According to the law, workers have the right to getting labor reward.
6.3.3 Workers have the right to rest and vacation.
6.3.4 Workers enjoy the rights to benefit adjustment respect with to wages, subsidy, welfare, social security according to national rule, the rights to entitle safety and health protection and the rights to receive vocational training.

6.3.5 Seconded workers have the rights to apply for settlement of labor dispute.
6.3.6 Upon confirmation of hazardous with respect to labor safety, adverse hygienic environment, harmful to the health of workers and Party does not rectify by taking any necessary action, seconded workers have the right to refuse the job arrangement of Party A.
6.3.7 Other rights under the law.
6.3.8 Seconded worker may notify Party B to inform Party A of his decision to return and working for Party’s B again at any time if one of the following cases occur:
6.3.8.1 Party A compels a worker to work by the use of force, threat or by means of illegally restricting personal freedom;
6.3.8.2. Party A fails to pay remuneration
6.3.8.3. Upon confirmation of hazardous working condition threatening the health of seconded worker.
6.3.8.4. Party A intrudes the legitimate interest of Party B. Other than clause 6.3.8, seconded worker does not intend to work for Party A, he/she should information Party A and B in writing 30 days in advance.

7. Both Parties mutually agree that upon the approval from the supervising unit of Party B when a government unit transformation document is issued by the Shandong Provincial government, this agreement shall be terminated automatically. When the time comes, new employment contract shall be arranged according to relevant national rules and regulations. The employment contract shall be arranged in a way in compliance with clause 5.1.4.2. within 3 years between Party A and the labor union or the individual worker.

8. Upon the transformation of Party B, Party A shall proactively assist Party B to solve the issues of Party B’s workers for instance, social security and compensation that is related to the critical interest of Party B’s workers.

9. This Agreement becomes legally binding once signed. Both Parties must strictly adhere to the Agreement. Each Party will be responsible for any economic loss arising from its act according to the "Memorandum".

10. In executing the Agreement, if there is any labor dispute, Party A and B will resolve it jointly by consultation. In case it fails, each Party can apply for arbitration within allowed period. Each Party can apply for local court for further judgment if the arbitration is working.

11. Any unresolved issues in this Agreement shall be dealt with applicable rules and regulations of the central government, provincial or local government. Other than this, Party A and B can resolve it by ways of consultation and supplementary agreement is acceptable.

12. The Agreement has 3 originals and 3 copies.

13. This Agreement is effective on the date of signing by both parties.

Party A:
Shandong Missile Biological Products Pty Ltd.

/s/ Du Zu Ying and chop
Legal Representative

Party B:
Shandong Institute of Biological Products

/s/Pang Guan Li and chop
Legal Representative

Date of signing : October 28, 2002